UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2017

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

8480 E. Orchard Road, Suite 4900, Greenwood Village, CO 80111

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 449-2100

(Former name or former address, if changed since last report)

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02:	ELECTION OF DIRECTORS

The Board of Directors has elected Mr. Josh Mandell to serve as a member of the Board of Directors of Global Healthcare REIT, Inc., a Utah corporation (the “Company”). The election is effective October 16, 2017.

The following is biographical information on Mr. Mandell:

Mr. Mandell, age 43, is currently Chief Operating Officer of the Gateway Companies, an investor, developer and manager of multifamily housing properties across the Southeastern USA. From 2014-2017, he served as the Director of Investments for StoneRiver Company, a full-service private real estate firm focused on the investment, development and management of commercial real estate across the Southeastern US. Prior to that Mr. Mandell served as General Counsel and later, Chief Development Officer for BSR Trust (formerly Summit Housing Partners), an owner/operator of approximately 20,000 affordable and conventional multifamily housing units across 10 states in the Southeast.

Mr. Mandell is a graduate of the University of Alabama (B.A. History, 1996) and Loyola University (New Orleans) School of Law (JD, International Law Certificate, 2000), and he is a member of the Louisiana and Alabama State Bar Associations. He also serves on the Boards of Directors of The Alabama Wildlife Federation, The Eyesight Foundation of Alabama, Birmingham Jewish Federation and Mountain Brook Athletics.

As a director, Mr. Mandell will participate in the Company’s compensation plan for directors pursuant to which he will be entitled to receive an annual restricted stock award having a market value of $30,000. As his election is effective October 16, 2017, Mr. Mandell will be entitled to receive for the calendar year 2017 a restricted stock award having a market value of $6,250. The grant will be effective October 16, 2017 and will be based upon the closing price of the Company’s common stock on January 3, 2017 valued at $0.57 per share.

Currently the Company’s Board of Directors has no standing committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc (Registrant)

Dated: October 17 , 2017	/s/ Zvi Rhine
President